CIPHER HOLDING CORPORATION

CONSENT OF CERTIFIED PUBLIC ACCOUNTANT

We consent to the incorporation by reference in this Annual Report on Form 10-KSB of Cipher Holding Corporation of our report dated April 15, 2005, included in the Annual Report to Stockholders of Cipher Multimedia, Inc.

Bloom and Company LLP
S/Bloom and Company
Hempstead, New York
April 15, 2005